EXHIBIT 10.1

SECOND AMENDMENT TO THE
ALLERGAN, INC. PENSION PLAN
(Restated 2013)

WHEREAS, Allergan, Inc. (the “Company”) maintains the Allergan, Inc. Pension Plan (Restated 2013), as amended (the “Plan”);

WHEREAS, Section 10.1 of the Plan authorizes the Company, by action of the Board or its delegate, to make amendments to the Plan; and

WHEREAS, the Company wishes to amend the Plan to: (1) clarify the Plan’s definition of Earnings in a manner consistent with the Company’s Savings and Investment Plan; (2) change the Plan’s methodology for determining the highest 60 months for purposes of calculating Average Earnings; and (3) clarify certain other Plan terms.

NOW, THEREFORE, BE IT RESOLVED, that effective March 1, 2014, the Plan is hereby amended as follows:

1.    Section 2.14 shall be deleted in its entirety and the following substituted therefore:
2.14    Earnings. Effective for amounts paid on or after January 1, 2014, “Earnings” means the following:
(a)    Amounts paid during a Plan Year to an Employee by the Company for services rendered including:

(i)	Base earnings and overtime (including shift differential and premium);

(ii)	Commissions and similar incentive compensation;

(iii)	Bonus amounts paid under the:

(A)	Sales Bonus Program;

(B)	Management Bonus Plan or Executive Bonus Plan, either in cash, in restricted stock or restricted stock units;

(C)	Group performance sharing payments, such as the “Partners for Success;” and

(D)	Amounts paid to the Participant as a “Lump Sum Payment in Lieu of Merit Increase;”

(iv)	Pay received for the following purposes:

(A)	Holiday pay;

(B)	Jury duty;

(C)	Pay received for military service;

(D)	Pay received for being available for work, if required (call-in premium);

(E)	Sickness/accident related pay;

(F)	Vacation pay (other than compensation paid under the vacation buy-back policy or any similar policy);

(G)	Vacation shift premium;

(v)	Amounts of salary reduction elected by a Participant under:
(A)    A Code Section 401(k) cash or deferred arrangement, or
(B)    A Code Section 125 cafeteria plan

(vi)	Amounts paid to an Employee pursuant to a “split pay arrangement” between the Company and an Affiliated Company; and

(vii)	Amounts deferred under the Executive Deferred Compensation Plan that were otherwise payable in respect of services rendered on or before December 31, 2011.
(b)    Earnings shall not include:

(i)	Allowances, including:

(A)	Allowances and adjustments for cost of living and differentials;

(B)	Company car allowances;

(C)	Expatriate reimbursement payments and tax equalization payments; and

(D)	Payments for loss of Company car;

(ii)	Relocation and moving expenses;

(iii)	Special overseas payments;

(iv)	Business expense reimbursements;

(v)	Company gifts or the value of Company gifts;

(vi)	Company stock-related options and payments (other than amounts included under (a)(iii)(B), above);

(vii)	Employee referral awards;

(viii)	Flexible compensation credits paid in cash;

(ix)	Forms of imputed income;

(x)	Long-term disability pay;

(xi)	Payments for patents or for writing articles;

(xii)	Retention and employment incentive payments;

(xiii)	Severance pay;

(xiv)	Bonus amounts paid under the following programs:

(A)	Long-term incentive awards, bonuses or payments (other than those specifically described in (a) above);

(B)	“Impact Award” payments;

(C)	“Employee of the Year” payments;

(D)	“Awards for Excellence” payments;

(E)	“Hidden Gem Award” payments;

(F)	Special group incentive payments and individual recognition payments which are nonrecurring in nature (such as “Contest Pay”);

(xv)	Tuition reimbursements;

(xvi)	Lump sum amounts paid to Employees under the Company’s vacation buy-back policy or any similar program;

(xvii)
Any contributions or distributions pursuant to any plan sponsored by the Company and qualified under Code Section 401(a) (other than contributions constituting salary reduction amounts elected by the Participant under a Code Section 401(k) cash or deferred arrangement); and

(xviii)
Any payments under a health or welfare plan sponsored by the Company, or premiums paid by the Company under any insurance plan for the benefit of Employees (other than a salary reduction election made by a Participant under a Code Section 125 cafeteria plan).

(c)    Earnings for any Plan Year shall not include amounts in excess of $210,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B) for purposes of determining all benefits provided under the Plan for any Plan Year. Any cost-of-living adjustments in effect for a calendar year shall apply to the Plan Year beginning with or within such calendar year.
(d)    Notwithstanding the foregoing, cost of living allowances earned within the United States of America and paid to an Employee on or after March 1, 2014, shall be included in Earnings to the extent required to prevent a significant reduction in such Employee’s rate of future benefit accruals within the meaning of ERISA Section 204(h).
2.    Section 2.7 shall be deleted in its entirety and the following substituted therefor:

2.7    Average Earnings “Average Earnings” shall mean, for each Participant, 12 times the monthly average of his or her Earnings for the 60 consecutive months that yield the highest average. For purposes of this Section, (i) nonconsecutive months interrupted only by months in which a Participant has no Earnings shall be treated as consecutive and (ii) unless the Sponsor expressly determines otherwise, and except as is expressly provided otherwise in the Plan or in resolutions of the Board of Directors, amounts paid to a Participant by a domestic Affiliated Company prior to the effective date on which it became an Affiliated Company (that would have been Earnings if paid by the Company) before he or she became a Participant shall be treated as Earnings but only to the extent such Earnings when added to the Earnings actually paid by the Company do not result in more than 60 consecutive months of Earnings. If a Participant does not have Earnings for 60 consecutive months, his or her Average Earnings shall be 12 times the monthly average of his or her Earnings. For periods beginning on or after April 1, 2000, a partial month of employment shall be taken into account only if doing so yields a higher monthly average. Effective for computing Average Earnings on and after March 1, 2014, the 60 consecutive months that yield the highest average shall be determined after applying the relevant limits under Code Section 401(a)(17). Notwithstanding the preceding sentence, in no event shall the preceding sentence result in a cutback of a Participant’s Plan benefit within the meaning of Code Section 411(d)(6) and the Participant’s Accrued Benefit shall be determined in such a manner as to prevent such a cutback.
3.    The last sentence of Section 5.4 is deleted in its entirely and the following new subsection Section 14.12(e) substituted therefore:
(e)    If a Participant incurs a Severance and is entitled to a monthly pension under Section 5.4, and his or her monthly pension begins after the first day of the month coincident with or next following the Normal Retirement Date, such Participant shall be entitled to the monthly pension payments he or she would have received had his or her pension began as of the first day of the month following the Special Retirement Eligibility Date (or, if later, his or Severance Date) or, in lieu thereof, a monthly pension which is equal to his or her Accrued Benefit determined as of the Special Retirement Eligibility Date increased by an actuarial adjustment to take into account a delay in the payment of the Participant’s Accrued Benefit using the actuarial assumptions set forth in Appendix A for determining actuarial equivalence.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Allergan, Inc. Pension Plan (Restated January 1, 2013) to be executed by its duly authorized officer as of the date set forth below.

Date: April 16, 2014                    Allergan, Inc.
/s/ Scott D. Sherman
Scott D. Sherman
Executive Vice President, Human Resources